Exhibit 99.1
Energy Recovery Appoints Mike Mancini as Chief Financial Officer

SAN LEANDRO, Calif. — July 31, 2024 — Energy Recovery, Inc. (Nasdaq: ERII) today announced the appointment of Michael (Mike) Mancini as Chief Financial Officer (CFO). He will join Energy Recovery on August 5, 2024. Mr. Mancini is an experienced CFO and business strategist with extensive operational and capital markets experience.
“From Mike’s extensive experience with high-growth engineering and technology businesses to his expertise in capital allocation, he possesses all the qualities we have been seeking in a new CFO,” said David Moon, President and CEO of Energy Recovery. “Mike’s analytical horsepower and collaborative approach will be tremendous assets as we advance our growth strategy and move further into new markets.”
Mr. Mancini joins Energy Recovery from Astranis Space Technologies Corp., a San Francisco-based next-gen satellite company, where he served as CFO for four years and was instrumental in bringing this revolutionary satellite technology to market. He was previously CFO and Executive Vice President of Strategy for Aerion Supersonic, a supersonic aircraft startup, where he built the finance and accounting organization from the ground up, led partnership efforts with leading global aerospace companies, and crafted the company’s multibillion-dollar financing strategy. Prior to his CFO roles, Mr. Mancini was a private equity and hedge fund investor, deploying capital in both growth-stage and value-based investing strategies.
“I am honored to join the talented team at Energy Recovery to drive its continued innovation as a hard-tech company focused on energy efficiency solutions,” Mr. Mancini said. “I have dedicated my career to advancing world-changing technologies and am looking forward to helping Energy Recovery realize its full potential. I’m excited about the business today but even more so about where it’s heading.”
Mr. Mancini holds a bachelor’s degree in finance and economics from Boston College and will be based in the San Francisco Bay Area.
About Energy Recovery
Energy Recovery is a trusted global leader in energy efficiency technology. Building on our pressure exchanger technology platform, we design and manufacture reliable, high-performance solutions that generate cost savings, increase energy efficiency, and reduce carbon emissions across several industries. With a strong foundation in the desalination industry, Energy Recovery has delivered transformative solutions that increase operational efficiency and environmental sustainability to our customers worldwide for more than 30 years. Headquartered in the San Francisco Bay Area, Energy Recovery has manufacturing and R&D facilities across California and Texas, with sales and on-site technical support available globally. For more information, please visit www.energyrecovery.com.
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